UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044
Supplement to Notice of the Annual Meeting and Proxy Statement
Annual Meeting
This Supplement provides updated information with respect to the 2016 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) to be held on Tuesday, March 8, 2016, at 12:00 noon EST, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the purposes set forth in the Notice of 2016 Annual Meeting of Stockholders dated February 2, 2016 (the “Notice”).
The Notice, proxy statement dated February 2, 2016 (the “Proxy Statement”), and proxy voting form were mailed on or about February 9, 2016 to all stockholders entitled to vote at the Meeting. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Notice, Proxy Statement and proxy voting form remain accurate and should be considered in voting your shares.
Withdrawal of Nominee for Election as Director
On February 20, 2016, Bruce E. Toll informed the Board of Directors of the Company (the “Board”) that he would not stand for re-election as a director at the Meeting. As a result of this notification, on February 20, 2016, the Board reduced the size of the Board from eleven directors to ten, effective upon completion of the Meeting, in order to eliminate the resulting vacancy. In connection with the decision by Bruce E. Toll not to stand for re-election and his resulting departure from the Board, the Board also agreed that the Company would take certain related actions, including (i) termination of his existing advisory agreement with the Company and related employment, (ii) confirmation of his annual $230,000 benefit under the Company’s supplemental executive retirement plan, (iii) continued provision of health insurance benefits to him and his spouse, and (iv) continued provision of office space and secretarial and email services.
The remaining ten nominees previously identified in the Proxy Statement will continue to stand for election at the Annual Meeting. These nominees are: Robert I. Toll, Douglas C. Yearley, Jr., Robert S. Blank, Edward G. Boehne, Richard J. Braemer, Christine N. Garvey, Carl B. Marbach, John A. McLean, Stephen A. Novick, and Paul E. Shapiro. Further information on the ten nominees is provided in the Proxy Statement. The Board of Directors recommends that you vote “for” these nominees.
This Supplement does not modify, amend, supplement, or otherwise affect any matter presented for consideration in the Proxy Statement other than the election of directors.
Voting; Revocability of Proxies
If you have already returned your proxy voting form, you do not need to take any action unless you wish to change your vote. Proxy voting forms already returned by stockholders will remain valid and will be voted at the Meeting unless revoked. Shares represented by proxies received before the Meeting will be voted for the directors nominated by the Board as instructed on the proxies, except that votes will not be cast for Bruce E. Toll who is no longer a nominee for re-election to the Board.
If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by returning a signed proxy card dated later than your last proxy; submitting a written revocation to the Secretary of Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044; or appearing in person and voting at the Meeting. If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Secretary at the address above. If your bank, broker, or other nominee holds your shares in “street name,” you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker, or nominee. To vote in person at the Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Meeting. Attendance at the Meeting without voting in accordance with the voting procedures does not, by itself, revoke a proxy. If your bank, broker, or other nominee holds your shares and you want to attend and vote your shares at the Meeting, you must bring a legal proxy signed by your bank, broker, or nominee to the Meeting.
Other Matters
None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares. The Company knows of no matters to be submitted to the Meeting other than those presented in the Proxy Statement, as amended and supplemented by this Supplement. If any other matters properly come before the Meeting, the designated proxy holders intend to vote the shares represented by the proxies as the Board may recommend.
By Order of the Board of Directors,
MICHAEL I. SNYDER
Secretary
February 23, 2016